Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT:
Mike Van Handel
+1.414.906.6305
Michael.vanhandel@manpowergroup.com

ManpowerGroup Declares 80 Cent Dividend and Announces New Share Repurchase Program

MILWAUKEE (October 29, 2015) – The Board of Directors of ManpowerGroup (NYSE:MAN) has declared a dividend of 80 cents per share, payable on December 15, 2015, to shareholders of record as of the close of business on December 1, 2015.

ManpowerGroup’s Board of Directors has also approved a new share repurchase program under which the Company may repurchase up to 6 million shares of its issued and outstanding common stock. The Company has completed the repurchase program previously authorized in December 2012.
Purchases under the new share repurchase program may be made from time to time through open market purchases, block transactions, privately negotiated transactions or other facilities.
Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://www.manpowergroup.com/investors/investors.cfm.

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About ManpowerGroup

ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for more than 65 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands – Manpower®, Experis®, Right Management ® and ManpowerGroup® Solutions – we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2015, ManpowerGroup was named one of the World’s Most Ethical Companies for the fifth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com

ManpowerGroup • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com

Exhibit 99.1

Forward-Looking Statements

This news release contains statements that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company's expected future results. The Company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those contained in the forward-looking statements can be found in the Company's reports filed with the SEC, including the information under the heading 'Risk Factors' in its Annual Report on Form 10-K for the year ended December 31, 2014, which information is incorporated herein by reference.

ManpowerGroup • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com